Exhibit 99.1

[LOGO OF MELLON APPEARS HERE]

News Release

Contact:	Media Ken Herz (412) 234-0850	Analysts Donald J. MacLeod (412) 234-5601	Corporate Affairs One Mellon Center Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON COMPLETES 25 MILLION SHARE REPURCHASE PROGRAM,
BOARD APPROVES NEW 25 MILLION SHARE REPURCHASE PROGRAM

PITTSBURGH, May 16, 2000-The board of directors of Mellon Financial Corporation today authorized a new repurchase program covering 25 million shares of Mellon common stock. This action follows this month's completion of an existing repurchase program, approved by the board in September 1999, also covering 25 million shares of Mellon common stock.

          "We continue to invest heavily in our high-growth, high-return businesses, but they don't require significant levels of balance sheet capital in order to keep growing," said Martin G. McGuinn, Mellon Chairman and Chief Executive Officer. "Therefore, the best alternative use for the capital we're generating is to repurchase our own shares, particularly with the share price at current levels."

          Since January 1, 1999, Mellon has repurchased 45 million common shares at a cost of $1.5 billion, or just over $34 per share. After reissuances, this represents a 6.8 percent net share reduction, or 35.8 million net shares. Since January 1, 1995, Mellon has repurchased approximately 170 million common shares at a cost of $3.3 billion, an average of less than $20 per share. After reissuances, this represents a 17 percent net share reduction, or 100.7 million net shares.

          Mellon Financial Corporation (NYSE: MEL) is a global financial services company with more than $2.8 trillion in assets under management, administration or custody, including more than $500 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Management Limited (U.K.). Headquartered in Pittsburgh, Mellon offers a comprehensive array of banking services for individuals and corporations and is one of the world's leading providers of asset management, trust, custody and benefits consulting services.

          Press releases and other information about Mellon and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

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